	Exhibit A
	Fee Schedule

Neiman Large Cap Value Fund
Advisors Capital Total Return - Equity Fund
Advisors Capital Small/Mid Cap Fund
Advisors Capital Tactical Fixed Income Fund
Advisors Capital Active All Cap Fund
Advisors Capital Growth Fund
Advisors Capital International ETF Fund
Advisors Capital Small Cap Blend Fund
Advisors Capital Large/Mid Cap Value Fund
Advisors Capital VG Diversified Equity Fund
Advisors Capital AF Capital Appreciation Fund

Accounting Fees *

If average value of fund is
between the following	Yearly Fee	Monthly Fee**
- 25,000,000	22,200	1,850
25,000,000 50,000,000	31,700	2,642
50,000,000 75,000,000	37,450	3,121
75,000,000 100,000,000	43,200	3,600
100,000,000 125,000,000	48,950	4,079
125,000,000 150,000,000	54,700	4,558
150,000,000 200,000,000	60,450	5,038
200,000,000 300,000,000	$60,450 plus .01% on assets greater
		than $200,000,000
300,000,000 -	$70,450 plus .005% on assets greater
		than $300,000,000

Shareholder Servicing Fees *

11.50	annual fee per shareholder with a min of $775.00 charge per month

Blue Sky Servicing Fees

100.00 per state per filing

Calculated monthly charges for a small Fund

		Value	Approx. Monthly Fee
Approximate Fund Size:		9,000,000	1,850
No of Shareholders:		200	775
Blue Sky States		-	-
			2,625
		Less 10% discount*	-263
		Discounted fee	2,362

		Annual Fee**	28,344

* Discount calculated as follows:
Discount	Net assets of Fund
45%	-	3,000,000
40%	3,000,000	4,000,000
35%	4,000,000	5,000,000
30%	5,000,000	6,000,000
25%	6,000,000	7,000,000
20%	7,000,000	8,000,000
15%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	-

** The fund accounting fees for multi class funds have an additional $400/fund/month charge.